                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K




                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported) February 10, 1999




                          MERIDIAN SPORTS INCORPORATED
                 ----------------------------------------------
             (Exact name of registrant as specified in its charter)




         Delaware                      0-24534                   13-3776096
-------------------------------       -----------            ----------------
(State or other jurisdiction of       (Commission            (I.R.S. Employer
incorporation or organization)         File No.)            Identification No.)



100 Cherokee Cove Drive, Vonore,  TN                              37885
----------------------------------------                         ----------
(Address of principal executive offices)                         (Zip Code)




        Registrant's telephone number, including area code: 423-884-6776
                                                           -------------

ITEM 5.      OTHER EVENTS

              On February 10, 1999, Meridian Sports Holdings Inc. ("Meridian Holdings") proposed a transaction to the Board of Directors of Meridian Sports Incorporated (the "Company") pursuant to which Meridian Holdings would acquire all publicly held shares of the Meridian Common Stock at a price of $0.55 per share in cash. In light of the overlapping equity ownership between Meridian Holdings and the Company, Meridian Holdings requested that the Company form a special committee of independent directors to consider its proposal. In response to Meridian Holdings' proposal the Company formed a special committee of independent directors, to be chaired by Martin D. Payson.

              On February 11, 1999, the Registrant filed a Form 15 to deregister under the Securities Exchange Act of 1934, as amended ("Exchange Act"). In accordance with the Exchange Act rules, the Company's obligation to file Exchange Act reports is suspended immediately and terminates 90 days after Form 15 is filed. Accordingly, this Form 8-K is being filed to provide the information required by Rule 15c2-11 of the Exchange Act.

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                                    FORM 8-K


                                TABLE OF CONTENTS


                                                                          Page

Item 5.    Registered Securities..........................................  4

           Business ......................................................  4

           Properties.....................................................  6

           Market for Registrant's Common Equity and
                 Related Stockholder Matters..............................  7

           Selected Consolidated Financial Data...........................  7

           Management's Discussion and Analysis of Financial Condition
                 and Results of Operations................................  9

           Directors and Chief Executive Officer of the Registrant........ 16

           Transfer Agent................................................. 16

           Financial Statements and Schedule.............................. 16

           Signatures..................................................... 17

ITEM 5.  REGISTERED SECURITIES
           Securities registered pursuant to Section 12(b) of the Act:
                                                       Name of each exchange
        Title of each class                            on which registered
        -------------------                            -------------------
     COMMON STOCK, $.01 PAR VALUE                      OTC BULLETIN BOARD

BUSINESS

GENERAL

         Meridian Sports Incorporated ("Meridian" or the "Company") was incorporated in Delaware in 1994 in connection with an initial public offering of its common stock to succeed to the assets and liabilities of the water sports businesses then owned by Meridian Sports Holdings Inc. (the "Water Sports Businesses") and BW Sale Corp. ("BW"), formerly Boston Whaler, Inc. ("Boston Whaler"). Meridian Sports Holdings Inc. ("Old Meridian") is an indirect wholly owned subsidiary of MacAndrews & Forbes Holdings Inc. (together with its affiliates, "MacAndrews & Forbes").

         On October 19, 1994, the Company completed an initial public offering (the "IPO") in which it issued and sold 2,800,000 shares of its common stock. The net proceeds to the Company from the IPO were used to repay borrowings outstanding under the Company's former bank credit agreement (the "Old Meridian Credit Agreement") and certain debt payable to affiliates ("Affiliate Debt"). The IPO reduced MacAndrews & Forbes' ownership of the Company to approximately 65%.

         On February 10, 1999, Meridian Sports Holdings Inc. ("Meridian Holdings") proposed a transaction to the Board of Directors of the Company pursuant to which Meridian Holdings would acquire all publicly held shares of the Meridian Common Stock at a price of $0.55 per share in cash. In light of the overlapping equity ownership between Meridian Holdings and the Company, Meridian Holdings requested that the Company form a special committee of independent directors to consider its proposal. In response to Meridian Holdings' proposal the Company formed a special committee of independent directors, to be chaired by Martin D. Payson.

         In September 1998, the Company, pursuant to an exchange agreement with RGI Group Incorporated, issued 11,000 shares of 6% Series A Perpetual Preferred Stock in exchange for an $11.0 million reduction in the amount outstanding under the M&F Facility. The 6% Series A Perpetual Preferred Stock is convertible at the option of the holder into shares of the Company's common stock at a conversion price of $1.25 per share, subject to adjustment under certain conditions. At the Company's option, the 6% Series A Perpetual Preferred Stock is redeemable after September 25, 2001 at the liquidation preference of $1,000 per share plus any accrued and unpaid accumulated dividends.

         On October 8, 1997, the Company entered into and consummated an agreement with Johnson Worldwide Associates, Inc. ("JWA") pursuant to which JWA purchased certain assets and assumed certain liabilities of the Company's Soniform scuba equipment business ("Soniform") (the "Soniform Sale"), for approximately $1.8 million.

         On July 31, 1997, the Company entered into and consummated an agreement with Earth and Ocean Sports, Inc. ("EOS") pursuant to which EOS purchased certain assets and assumed certain liabilities of the Company's O'Brien towable watersports business ("O'Brien") (the "O'Brien Sale"), for approximately $4.9 million.

         On May 31, 1996, the Company consummated a transaction with Brunswick Corporation ("Brunswick") pursuant to which Brunswick purchased certain assets and assumed certain liabilities of BW for approximately $26.2 million, net of adjustments (the "BW Sale").

         On January 31, 1996, the Company sold all of the capital stock of its wholly-owned subsidiary Skeeter Products, Inc. ("Skeeter") to Yamaha Motor Corporation, U.S.A. ("Yamaha") pursuant to a Stock Purchase Agreement by and between Yamaha and the Company for $33.9 million, net of adjustments (the "Skeeter Sale").

         The results of operations of O'Brien, Soniform, Skeeter and Boston Whaler are included in "Former Operations" in the accompanying consolidated statements of operations for all periods presented through their respective sale dates.

         Meridian is a holding company that operates through its wholly owned subsidiary MasterCraft Boat Company ("MasterCraft"). MasterCraft is a designer, manufacturer and marketer of specialized ski boats targeted principally at boating and waterskiing enthusiasts.

PRODUCTS AND BUSINESSES

         The following table sets forth the net sales of the Company's principal businesses for the years ended December 31, 1998, 1997 and 1996.

                                              Year Ended December 31,
                                          -----------------------------------
                                          1998           1997          1996
                                          ----           ----          ----
                                                  (In millions)
Ongoing operations.......................$61.5        $  52.6        $  47.6
Former operations........................  0.0           22.8           54.8
                                         -----        -------         ------
                                         $61.5        $  75.4         $102.4
                                         =====        =======         ======

         MASTERCRAFT. Founded in 1968, MasterCraft is the largest producer of premium inboard tournament ski boats and a growing manufacturer of luxury performance V-Drive runabouts. MasterCraft models range in size from 19 to 23 feet, range in price from $20,995 to $41,995 and are sold both domestically and internationally through more than 125 independent dealers. The boats are primarily powered by fuel-injected inboard motors built by General Motors Corporation. During 1998, MasterCraft introduced three totally new models and three fully updated models under the ProStar, MariStar and PowerStar brands as part of its continuing commitment toward increasing its share of the premium inboard tournament ski boat market and broadening its line of recreational boats. This follows the largest product introduction in MasterCraft's history. In 1996, MasterCraft began offering a wakeboard option aimed at the rapidly growing wakeboard market. This model was fully updated in 1998 to reflect consumer demands in this rapidly growing segment of the premium inboard tournament ski boat market. MasterCraft is committed to continuing its legacy as an innovator in the ski boat market and plans to increase its presence in the family market through new product introductions, innovative technological improvements, and distribution through additions to and upgrading of its dealer network.

         In 1995, the Company began a restructuring of its personal watercraft business ("WetJet"). In 1997, the Company substantially completed the program and has discontinued the manufacture of personal watercraft.

MANUFACTURING

         The Company manufactures its MasterCraft products at one plant in the United States in Vonore, Tennessee ("Cherokee Cove").

         The Company uses a variety of materials and products in the manufacture of its boats. The resins used in the manufacturing of its boat hulls are available from various suppliers. Engines and other components used in the manufacture of the Company's products are produced to the Company's specifications and are available from multiple sources.

EMPLOYEES

         As of December 31, 1998, the Company employed approximately 384 people full time. None of the Company's employees are represented by unions.

         The Company believes that its relations with its employees are satisfactory and that its employees, many of whom have long experience with the Company, represent a valuable resource. Management conducts regularly scheduled meetings with its employees to inform them about developments in the Company's businesses and to respond to employee questions and concerns.

PROPERTIES

         The Company's principal property is a manufacturing facility in Vonore, Tennessee comprised of approximately 156,000 square feet.

         The Vonore, Tennessee facility is owned by the Company. The Vonore, Tennessee facility is pledged as collateral under a credit facility entered into in 1997 between the Company and an affiliate (the "M&F Facility"). The Company's facilities in Redmond, Washington, Kilgore, Texas, Edgewater, Florida and Amsterdam, Netherlands were sold to third parties as part of the O'Brien Sale, Skeeter Sale and BW Sale. The New York office was closed in 1996 in connection with the restructuring of the headquarters office.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         The Company's Common Stock is traded on the over-the-counter bulletin board under the symbol "MSPO". Prior to the second quarter of 1997, the Company's Common Stock was listed and traded on the Nasdaq National Market. The following table sets forth the high and low sales prices as reported on the over-the-counter bulletin board for the Company's Common Stock for 1998 and the second through the fourth fiscal quarter of 1997 and as reported on the Nasdaq National Market for the first fiscal quarter of 1997.


                                                                                    High       Low
                                                                                    ----       ---
                    1998
                    ----
          First Quarter....................................................       $1  9/16      $  3/4
          Second Quarter...................................................        1  1/4          1/2
          Third Quarter....................................................        1  5/16         3/8
          Fourth Quarter...................................................           3/4          3/8

                    1997
                    ----
          First Quarter....................................................       $1  5/8       $ 15/16
          Second Quarter...................................................        1 17/32         3/8
          Third Quarter....................................................        1  1/2          3/4
          Fourth Quarter...................................................        1  9/32         1/2

         As of December 31, 1998, there were approximately 118 holders of record of the Company's Common Stock.

         The Company did not declare a cash dividend on its Common Stock in 1998 or in 1997. The Company does not anticipate that any dividends will be declared on its Common Stock in the foreseeable future. Any future declaration of dividends would be subject to the discretion of the board of directors of the Company and subject to certain limitations under the General Corporation Law of the State of Delaware. The timing, amount and form of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the board of directors. Meridian receives cash distributions from its subsidiaries to finance corporate liquidity requirements. See Management's Discussion and Analysis of Financial Condition--Liquidity and Capital Resources.

SELECTED CONSOLIDATED FINANCIAL DATA

         The selected consolidated financial data presented herein relate to the Water Sports Businesses, including the results of O'Brien through July 31, 1997, Soniform through October 8, 1997, Skeeter through January 31, 1996, and BW through May 31, 1996. O'Brien and Soniform were sold on July 31, 1997 and October 8, 1997, respectively. Skeeter and BW were sold on January 31, 1996 and May 31, 1996, respectively.

         The following selected consolidated financial data for the years presented in the table below were derived from the Consolidated Financial Statements. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and the notes thereto included elsewhere herein.


                                                             (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                   Year Ended December 31,
                                              -------------------------------------------------------------------
                                              1998            1997(a)        1996(b)      1995            1994(c)
                                              ----            ----           ----         ----            ----
STATEMENTS OF OPERATIONS DATA:
Net sales                                   $61,549       $ 75,345         $102,349      $208,188       $187,625
Cost of sales (1)(d)                         50,598         57,907           97,678       191,241        140,192
Selling, general and
  administrative expenses (2)(3)(d)          12,584         16,827           32,858        56,673        35,065
                                             ------         ------           ------        -------       ------
Operating income (loss)                      (1,633)           611          (28,187)      (39,726)       12,368
Interest and related amortization expense    (1,143)        (2,172)          (1,499)       (3,449)       (4,194)
(Loss) gain on sale of businesses and
   unusual item (4)                           1,148           (550)          16,850            --            --
                                              -----           -----          ------        ------        ------
(Loss) income before income taxes
   and extraordinary charge                  (1,628)        (2,111)         (12,836)      (43,175)        8,174
Provision (benefit) for income taxes             --             --            6,958        (5,620)        1,470
                                             ------        -------          -------        -------        -----
(Loss) income before extraordinary charge    (1,628)        (2,111)         (19,794)      (37,555)        6,704
Extraordinary charge                             --            408            1,332            --         1,191
                                             ------        -------        ----------       ------         -----
Net (loss) income                           ($1,628)       ($2,519)        ($21,126)    ($ 37,555)      $ 5,513
                                             =======        =======         ========    ==========      =======
Preferred stock dividends                      (175)           - -              - -           - -          - -
                                             -------        -------        ---------    ----------      -------
Net (loss) income on common stock           ($1,803)       ($2,519)        ($21,126)    ($ 37,555)      $ 5,513
                                            ========       =======         =========    ==========      =======
Basic and diluted earnings per common share (e):
  (Loss) income before
  extraordinary charge                       ($0.23)        ($0.26)          ($2.47)       ($4.69)      $ 1.17
  Extraordinary charge                           --          (0.05)           (0.17)           --        (0.21)
                                             ------         ------         --------       -------       ------
  Net (loss) income                          ($0.23)        ($0.31)          ($2.64)       ($4.69)      $ 0.96
                                             =======        ======        ========       =======        ======


-------------------
(1) In 1998, includes a charge of $400 related to warranty accruals for design deficiencies. In 1996 and 1995, includes charges of $18,200 and $22,581, respectively, related to WetJet which include: (a) writedowns of inventory to estimated net realizable value; (b) provisions for expected warranty costs on product sold; and (c) the writedown of tooling and equipment to estimated net realizable value.
(2) In 1998, includes a charge of $250 due to the resignation of the president of the operating subsidiary. In 1996, includes a charge of $1,600 related to the restructuring of the corporate office. In 1996 and 1995, includes charges of $3,800 and $10,617, respectively, related to WetJet which include: (a) provisions for expected costs to ensure sell-through of products in retail dealer inventories; (b) writedowns of accounts receivable to estimated net realizable value; and (c) estimated costs of litigation.
(3) In 1995, includes a charge of $1,893 to writeoff all remaining goodwill related to WetJet.
(4) In 1998, includes gain of $1,387 resulting from the reevaluation of WetJet reserves and a loss of $239 resulting from liability adjustments for previously sold operations. In 1997, includes a gain of $200 resulting from the O'Brien Sale and a loss of $750 resulting from the Soniform Sale. In 1996, includes gains resulting from the Skeeter Sale of $13,289 and BW Sale of $4,900, net of a valuation adjustment of $1,339 related to O'Brien.

See notes on succeeding page


                                                                       DECEMBER 31,
                                                -------------------------------------------------------------
                                                    1998     1997         1996            1995         1994
                                                    ----     ----         ----            ----         ----
BALANCE SHEET DATA (AT PERIOD END):
Total assets........................            $20,364    $23,884       $44,225     $ 103,827     $ 117,512
Total debt (including current portion)            5,092     17,515        19,295        42,400       35,429
Stockholders' (deficit) equity......               (342)    (9,473)       (6,954)       14,258        51,884

                                                                                YEAR ENDED DECEMBER 31,
                                                   1998      1997(a)      1996(b)         1995         1994(c)
                                                    ----     ----         ----            ----         ----
OTHER DATA:
Depreciation expense (d)............            $   830     $1,587        $2,527        $4,379       $ 3,579
Capital expenditures................                767      1,199         2,354         5,317         7,384(f)


(a) Includes the results of O'Brien and Soniform through July 31, 1997 and October 8, 1997, respectively.

(b) Includes the results of operations of Skeeter and BW through January 31, 1996 and May 31, 1996, respectively.

(c)  Includes the results of operations of BW.

(d) Depreciation expense is allocated within the historical statements of operations data between cost of sales and selling, general and administrative expenses. Selling, general and administrative expenses includes fees to affiliates of $200, $200 and $50 for the years ended December 31, 1994 through 1996, respectively and amortization of intangibles of $615, $2,464 and $116 for the years ended December 31, 1994 through 1996, respectively.

(e) Basic and diluted earnings per share are calculated based upon weighted average shares outstanding for the year (8,000,000 shares for 1998, 1997, 1996 and 1995, and 5,768,000 shares for1994.)

(f) Capital expenditures in 1994 include: approximately $900 related to the completion of the relocation to Cherokee Cove and approximately $800 related to the completion of O'Brien's plant reorganization.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

         Net sales were $61.5 million and $75.3 million for 1998 and 1997, respectively, a decrease of $13.8 million, comprised of a 17% increase in ongoing operations of $9.0 million, offset by a decrease of $22.8 million related to sales of former operations. Ongoing operations increased primarily because of higher dealer demand for newly introduced models and significant demand within the inboard boat market. Sales of former operations were $22.8 million in 1997 reflecting the effect of the O'Brien Sale in July 1997 and the Soniform Sale in October 1997.

         Gross profit was $11.0 million and $17.4 million for the 1998 and 1997 periods, respectively, a decrease of $6.4 million. Gross profit from former operations was reduced by $6.2 million in the 1998 period over the comparable 1997 period primarily due to the sale of two businesses in 1997. Ongoing operations produced $11.0 million and $11.2 million of gross profit in 1998 and 1997, respectively. The decline in gross profit can be attributed to a $0.4 million additional warranty accrual for design deficiencies in previously produced products, an increase in manufacturing variances in the third and fourth quarters which resulted from the lack of key components from certain suppliers and was offset by improved volume efficiencies gained through higher production volumes.

         Selling, general and administrative expenses ("SG&A") were $12.6 million and $16.8 million for 1998 and 1997, respectively. SG&A in 1997 included $6.0 million of charges related to former operations. Ongoing businesses recorded a $1.8 million increase in SG&A during 1998 primarily due to additional spending in the sales, marketing and engineering areas. The mostly planned additional spending was used to drive early season sales and to develop product enhancements for use on future products. Additionally, a charge of $0.3 million was recorded due to the resignation of the president of the operating subsidiary.

         Interest and related amortization expense of $1.1 million in 1998 was approximately $1.0 million below 1997 levels due to the effect of lower average outstanding borrowings and the conversion of $11.0 million of outstanding debt into preferred stock in September 1998.

         In 1998, unusual charges included a gain of $1.4 million resulting from the reevaluation of WetJet reserves and a loss of $0.2 million resulting from liability adjustments for previously sold operations. During 1997, the O'Brien Sale resulted in a pre-tax gain of approximately $0.2 million and the Soniform Sale resulted in a pre-tax loss of approximately $0.7 million.

         In connection with the permanent reduction of outstanding commitments under the O'Brien Credit Agreement in 1997 resulting from the O'Brien Sale, the Company recorded extraordinary charges of $0.4 million to write-off deferred financing costs.

         The Company incurred a loss in 1998 and 1997 and as such did not record an income tax benefit, as the Company was not assured it would be able to realize a benefit for such losses in the future.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

         Net sales were $75.4 million and $102.4 million for 1997 and 1996, respectively, a decrease of $27.0 million, comprised of a 10% increase in ongoing operations of $5.0 million, offset by a decrease of $32.0 million related to sales of former operations. Ongoing operations increased primarily because of higher dealer demand for newly introduced models and dealer reorders to maintain desired inventory levels. Sales of former operations decreased from $54.8 million in 1996 to $22.8 million in 1997, reflecting the effect of the Skeeter Sale and the BW Sale in 1996 and the O'Brien Sale in July 1997.

         Gross profit was $17.4 million and $4.7 million for the 1997 and 1996 periods, respectively, an increase of $12.7 million. Gross profit in 1996 is net of $18.2 million related to the Company's restructuring of its personal watercraft business. No restructuring charges were recorded in 1997. Gross profit of former operations, excluding restructuring charges, was reduced by $8.3 million in 1997 primarily due to the sale of two businesses in each of 1996 and 1997. Ongoing operations produced $11.2 million and $8.4 million of gross profit in 1997 and 1996, respectively, due to sales increases, improvements in material usage and reduced warranty spending.

         Selling, general and administrative expenses ("SG&A") were $16.8 million and $32.9 million for 1997 and 1996, respectively. SG&A in 1996 included $3.8 million of charges related to the Company's restructuring of its personal watercraft business. Such charges include: (i) provisions for management's estimate of expected costs to ensure sell-through of products in retail dealer inventories; (ii) writedowns of accounts receivable to estimated net realizable value; and (iii) estimated costs of litigation. No restructuring charges were recorded in 1997. Ongoing businesses recorded $2.0 million lower SG&A in 1997 primarily due to lower compensation expense of the headquarters office. The remaining decrease of $10.3 million principally related to the sale of businesses and the reduction of WetJet SG&A.

         Interest and related amortization expense of $2.2 million in 1997 was approximately $0.7 million above 1996 levels due to the effect of higher average outstanding borrowings.

         The O'Brien Sale resulted in a pre-tax gain of approximately $0.2 million in 1997. The Soniform Sale resulted in a pre-tax loss of approximately $0.7 million in 1997. In 1996, the Skeeter Sale resulted in a pre-tax gain of $13.3 million; net of goodwill write-off of $10.1 million and the BW Sale resulted in a pre-tax gain of $4.9 million. The Company, in 1996, also recorded a valuation adjustment of $1.3 million related to its O'Brien business.

         In connection with the permanent reduction of outstanding commitments under the O'Brien Credit Agreement in 1997 resulting from the O'Brien Sale, and under the Company Credit Agreement in 1996 resulting from the Skeeter Sale and the BW Sale, the Company recorded extraordinary charges of $0.4 million and $1.3 million, respectively, to write-off deferred financing costs.

         The Company incurred a loss in 1997 and as such did not record an income tax benefit, as the Company was not assured it would be able to realize a benefit for such loss in the future. The Company recorded an income tax provision of $7.0 million in 1996. The income tax provision in 1996 principally includes the establishment of a valuation allowance against previously recorded deferred tax assets and a state and local provision related to the Skeeter Sale and BW Sale. Income before income taxes and extraordinary charge in 1996 is net of a non-deductible goodwill write-off of $14.4 million recognized in connection with the Skeeter Sale and BW Sale.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's net cash flows from operating activities were $1.2 million, ($3.8) million and ($31.9) million for the years ended December 31, 1998, 1997 and 1996, respectively. The Company's cash flows from operating activities in 1998, 1997 and 1996 reflect cash used to fund operating losses and interest expense and the payment of $1.9 million in 1998, $9.2 million in 1997 and $23.0 million in 1996, of WetJet and corporate restructuring liabilities.

         The Company's net capital expenditures were $0.8 million, $1.2 million and $2.4 million in the years ended December 31, 1998, 1997 and 1996, respectively. Capital expenditures in 1998 were $0.1 million less than depreciation as the Company's operations had lower expenditures related to new products. Capital expenditures in 1997 were $0.4 million less than depreciation as the Company's former operations had lower expenditures related to new products. Capital expenditures in 1996 were $0.2 million less than depreciation as the Company curtailed capital spending. Capital expenditures during these periods were funded by bank financings and loans from affiliates. The Company anticipates that its capital expenditures requirements in 1999 will approximate its annual depreciation expense. In 1997 and 1996, cash flows from investing activities included proceeds from the sale of businesses of $6.3 million and $58.4 million, respectively. Such proceeds were used to repay indebtedness of the Company.

         At December 31, 1998, total debt was approximately $5.1 million, which amount represents a $12.4 million decrease from December 31, 1997. The majority of the decrease was attributed to the conversion of $11.0 million in outstanding debt for the issuance of 11,000 shares of preferred stock in September 1998. The Company's working capital requirements are currently funded by borrowings under the M&F Facility. Through May 31, 1996, the Company's working capital and other requirements were funded by borrowings under a bank credit agreement, which was effectively terminated subsequent to the BW Sale, and borrowings from an affiliate.

         The Company continues to assess its liquidity needs, both immediate and longer-term. As of March 4, 1999, outstanding borrowings under the M&F Facility were approximately $5.9 million. The M&F Facility provides for borrowings on a revolving basis of up to $9 million, bears interest at the prime rate plus 1% and matures at December 1, 1999. Borrowings under the M&F Facility are guaranteed by the subsidiaries of the Company and a pledge of Cherokee Cove. Although none of the Company's affiliates are required to provide funding to the Company other than pursuant to the M&F Facility, the Company anticipates that additional liquidity needs, if any, will be met by additional loans from affiliates.

         In September 1998, the Company, pursuant to an exchange agreement with RGI Group Incorporated, issued 11,000 shares of 6% Series A Perpetual Preferred Stock in exchange for an $11.0 million reduction in the amount outstanding under the M&F Facility. The 6% Series A Perpetual Preferred Stock is convertible at the option of the holder into shares of the Company's common stock at a conversion price of $1.25 per share, subject to adjustment under certain conditions. At the Company's option, the 6% Series A Perpetual Preferred Stock is redeemable after September 25, 2001 at the liquidation preference of $1,000 per share plus any accrued and unpaid accumulated dividends.

EFFECT OF YEAR 2000

         The Year 2000 Issue refers to the fact that many computer systems were originally programmed using two digits rather than four digits to identify the applicable year. When the year 2000 occurs, these systems could interpret the year as 1900 rather than 2000. Unless hardware, system software and applications software are corrected to be year 2000 compliant, computers and the devices they control could generate miscalculations and create operational problems. Various systems could be affected ranging from complex information technology (IT) computer systems to non-IT devices such as an individual machine's programmable logic controller.

         To address this issue, the Company has initiated a complete replacement of all hardware, system software and applications software in conjunction with an overall systems upgrading already in process to improve operating effectiveness. The first and second phase of this replacement has already been completed with the implementation of new financial systems within the Company during the second quarter of 1998. The cost to complete phase one and two was $0.1 million.

         The third phase of this project, which effectively replaces all year 2000 non-compliant IT systems, entails the installation of Enterprise Resource Planning (ERP) software within the Company and is scheduled to be completed by the second quarter of 1999. ERP software is an integrated suite of programs which links together critical business activities such as production planning and procurement, accounting, manufacturing, sales, transportation and distribution.

         The total cost of the overall systems upgrading is estimated at $0.5 million. This includes all costs relating to the resolution of the Year 2000 issue. With the completion of the third phase of the systems upgrading, the Company's computer systems are expected to function properly with respect to the dates in the year 2000 and thereafter.

         Company shop floor manufacturing operations are primarily manual in nature and do not entail the use of computer aided manufacturing systems. As such, the Year 2000 issue does not pose a significant threat to continuation of these operations by the Company. However, failure by a supplier of critical components to continue deliveries in a timely manner or the failure of the ERP software being implemented by the company would have a material adverse effect on the manufacture of the Company's principal products. Accordingly, the Company continues to review its operations for potential threats created by the Year 2000 issue on manufacturing.

         The Company relies on third-party suppliers for many products and services and the Company will be adversely affected if these suppliers do not make the necessary changes to their own systems and products successfully and in a timely manner. The Company is in the process of surveying its suppliers to assess their Year 2000 readiness by requesting each supplier to complete a comprehensive Year 2000 Compliance Questionnaire. The Company is also surveying its customers to assess their Year 2000 readiness by requesting each customer to complete the same questionnaire. The Company has essentially completed its assessment of customer and supplier Year 2000 readiness, and has found that the majority of its suppliers and customers have indicated that they expect to be Y2K compliant by the end of 1999. The Company has implemented a structured plan to communicate with its customers and suppliers on this issue in an effort to minimize any potential Year 2000 compliance impact; however, it is not possible to guarantee their compliance.

         Management of the Company believes it has an effective program in place to resolve the Year 2000 issue in a timely manner. Nevertheless, it is not possible to anticipate all possible outcomes, especially when third parties are involved. In addition, disruptions in the general economy resulting from Year 2000 issues could also materially adversely affect the Company. The amount of lost revenue or potential liability cannot be reasonably estimated at this time nor can the Company identify specifically the most likely worst case scenario.

         The Company has contingency plans for some critical applications and is working on such plans for others. These contingency plans include such items as manual workarounds, increasing inventories and adjusting staffing strategies. Substantial completion of these plans is expected by mid-year 1999 with continual refinement to the plans until all of the Company's critical systems and all critical third party relationships have demonstrated Year 2000 compliance.

SEASONALITY AND BACKLOG

         The marine industry is seasonal, with retail sales generally strongest in the months of April through September. Between October and March, manufacturers' shipments depend on dealer restocking activity and requests for new season models presented at trade shows and through promotional programs. New product introductions and fluctuations in demand due to the popularity of the Company's products may also contribute to quarterly or other periodic fluctuations. In 1998, new products introduced in the third quarter of 1997 contributed to strong sales in the first two quarters of 1998. Sales during the last two quarters were unfavorably effected by the inability of certain suppliers to provide key components.

                  Sales of new products in connection with model changeovers have traditionally caused third quarter sales to be strong. In 1996, MasterCraft deliberately reduced production to balance field inventories at dealers.

         The following table sets forth net sales for each quarter from January 1, 1996 through December 31, 1998 (in millions) and includes the results of O'Brien through July 31, 1997, Soniform through October 8, 1997, Skeeter through January 31, 1996, and through May 31, 1996, the results of BW. O'Brien and Soniform were sold on July 31, 1997 and October 8, 1997, respectively. Skeeter and BW were sold on January 31, 1996 and May 31, 1996, respectively.


                                                                               1998
                                                   -------------------------------------------------------------
                                                      1Q             2Q            3Q           4Q         Total
                                                   -------         ------        ------      -------      ------
Ongoing operations........................           $15.1          $16.5         $13.6        $16.3       $61.5
Former operations ........................             -.-            -.-           -.-          -.-         -.-
                                                   -------         ------        ------      -------      ------
                                                     $15.1          $16.5         $13.6        $16.3       $61.5
                                                     =====          =====         =====        =====       =====

                                                                               1997
                                                   -------------------------------------------------------------
                                                      1Q             2Q            3Q           4Q         Total
                                                   -------         ------        ------      -------      ------
Ongoing operations........................           $12.8          $11.2         $13.2        $15.4       $52.6
Former operations ........................             9.2           10.5           3.1         --          22.8
                                                   -------         ------        ------      -------      ------
                                                     $22.0          $21.7         $16.3        $15.4       $75.4
                                                     =====          =====         =====        =====       =====

                                                                               1996
                                                   -------------------------------------------------------------
                                                      1Q             2Q            3Q            4Q        Total
                                                   -------         ------        ------      -------      ------
Ongoing operations........................           $11.2          $11.9         $13.0        $11.5       $47.6
Former operations ........................            22.4           21.0           4.8          6.6        54.8
                                                    ------         ------       -------      -------     -------
                                                     $33.6          $32.9         $17.8        $18.1      $102.4
                                                     =====          =====         =====        =====      =======


----------
         At December 31, 1998 and 1997, the Company had order backlog of approximately $22 million and $8 million (which excludes backlog of former operations), respectively.

INFLATION

         In general, manufacturing costs are affected by inflation and the effects of inflation may be experienced by the Company in future periods. Management believes, however, that such effect has not been material to the Company during the past three years.

FORWARD-LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The forward-looking statements contained in this Form 8K are subject to certain risks and uncertainties.
Actual results could differ materially from current expectations. Among the factors which could effect the Company's actual results and could cause results to differ from those contained in the forward-looking statements are customer's acceptance of the Company's new model year products, the ability of boat dealers to obtain financing for their purchase of boats, the satisfaction of the WetJet liabilities within the reserves established and difficulties, delays or unanticipated costs in achieving Year 2000 compliance or unanticipated consequences from non-compliance by the company or one or more of its customers or suppliers. The Company assumes no responsibility to update forward-looking information contained herein.

DIRECTORS AND CHIEF EXECUTIVE OFFICER OF THE REGISTRANT

         Chief Executive Officer - J. Eric Hanson

         Directors -

              Ronald O. Perelman
              J. Eric Hanson
              Jerry W. Levin
              John P. Murray, Jr.
              Martin D. Payson
              Bruce Slovin



TRANSFER AGENT

             American Stock Transfer & Trust Company
             40 Wall St. 46 F1
             New York, NY  10269-0436




FINANCIAL STATEMENTS AND SCHEDULE

         See Index to Financial Statements and Schedule which appears on page F-1 herein.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                       MERIDIAN SPORTS INCORPORATED
                                               (Registrant)

Date: March 31, 1999                   By: /s/ James A. Valkenaar
     -------------------------------       -------------------------------------
                                           James A. Valkenaar
                                           Vice President and Principal
                                           Accounting Officer

                            ANNUAL REPORT ON FORM 8-K

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE
                          YEAR ENDED DECEMBER 31, 1998

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES


                                                                            Page
                                                                            ----

      The following consolidated financial statements of Meridian Sports Incorporated and Subsidiaries are included herein:

      Report of Independent Auditors.....................................  F-2

      Consolidated Balance Sheets as of December 31, 1998 and 1997.......  F-3

      Consolidated Statements of Operations
        for the years ended December 31, 1998, 1997 and 1996.............  F-4

      Consolidated Statements of Stockholders' (Deficit) Equity
        for the years ended December 31, 1998, 1997 and 1996.............  F-5

      Consolidated Statements of Cash Flows
        for the years ended December 31, 1998, 1997 and 1996.............  F-6

      Notes to Consolidated Financial Statements.........................  F-7


           The following consolidated financial statement schedule of Meridian Sports Incorporated and Subsidiaries is included herein:

         Schedule II - Valuation and Qualifying Accounts and Reserves...... F-21



         All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and, therefore, have been omitted.

                         REPORT OF INDEPENDENT AUDITORS



Stockholders and Board of Directors
Meridian Sports Incorporated


        We have audited the accompanying consolidated balance sheets of Meridian Sports Incorporated and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the consolidated financial statement schedule listed in the Index at Item 14(a). These consolidated financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedule based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Meridian Sports Incorporated and Subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects, the information set forth therein.




/s/ ERNST & YOUNG LLP
-----------------------

New York, New York
March 8, 1999

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                    (Dollars in thousands, except share data)




                                                                             December 31,
                                                                   -----------------------------------
ASSETS                                                                 1998                 1997
                                                                   --------------      ---------------
Current assets:
   Cash                                                                   $1,205               $1,123
   Accounts receivable, net of allowances of
      $350 and $401, respectively                                          2,639                3,681
   Inventories                                                             8,958                8,040
   Prepaid expenses and other                                                890                3,974
                                                                   --------------      ---------------
      Total current assets                                                13,692               16,818

Property, plant and equipment, net                                         6,653                6,716
Other assets                                                                  19                  350
                                                                   --------------      ---------------
                                                                         $20,346              $23,884
                                                                   ==============      ===============



LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Current portion of long-term debt                                      $5,092                   --
   Accounts payable                                                        5,161               $2,103
   Accrued expenses and other current liabilities                          7,230                8,122
                                                                   --------------      ---------------
      Total current liabilities                                           17,483               10,225

Long-term debt                                                                --               17,515
Other liabilities                                                          3,223                5,617

Commitments and contingencies

Stockholders' deficit:
   Preferred stock, par value $0.01 per share; 10,000,000
      shares authorized; no shares issued and outstanding                     --                   --
   Common stock, par value $0.01 per share; 50,000,000 shares
      authorized; 8,000,000 shares issued and outstanding                     80                   80
   Additional paid-in capital                                            142,885              131,951
   Accumulated deficit                                                  (143,307)            (141,504)
                                                                   --------------      ---------------
      Total stockholders' deficit                                           (342)              (9,473)
                                                                   --------------      ---------------
                                                                         $20,364              $23,884
                                                                   ==============      ===============


                 See Notes to Consolidated Financial Statements


                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (Dollars in thousands, except share data)



                                                                              Year Ended December 31,
                                                               ------------------------------------------------------
                                                                   1998               1997                1996
                                                               --------------    ----------------    ----------------
Net sales:
   Ongoing operations                                                $61,549             $52,582             $47,631
   Former operations                                                      --              22,763              54,718
                                                               --------------    ----------------    ----------------
                                                                      61,549              75,345             102,349
                                                               --------------    ----------------    ----------------
Cost of sales:
   Ongoing operations                                                 50,598              41,262              39,214
   Former operations                                                      --              16,645              58,464
                                                               --------------    ----------------    ----------------
                                                                      50,598              57,907              97,678
                                                               --------------    ----------------    ----------------
Selling, general and administrative expenses:
   Ongoing operations                                                 12,584              10,857              12,801
   Former operations                                                      --               5,970              20,057
                                                               --------------    ----------------    ----------------
                                                                      12,584              16,827              32,858
                                                               --------------    ----------------    ----------------
Operating income (loss):
   Ongoing operations                                                 (1,633)                463              (4,384)
   Former operations                                                      --                 148             (23,803)
                                                               --------------    ----------------    ----------------
                                                                      (1,633)                611             (28,187)
                                                               --------------    ----------------    ----------------

(Loss) gain on sale of businesses and unusual item                     1,148                (550)             16,850
Interest and related amortization expense                             (1,143)             (2,172)             (1,499)
                                                               --------------    ----------------    ----------------

Loss before income taxes and extraordinary charge                     (1,628)             (2,111)            (12,836)
(Provision) benefit for income taxes                                      --                  --              (6,958)
                                                               --------------    ----------------    ----------------
Loss before extraordinary charge                                      (1,628)             (2,111)            (19,794)
Extraordinary charge                                                      --                (408)             (1,332)
                                                               --------------    ----------------    ----------------
Net loss                                                             ($1,628)            ($2,519)           ($21,126)
                                                               --------------    ----------------    ----------------
Preferred stok dividends                                                (175)                 --                  --
                                                               --------------    ----------------    ----------------
Net loss on common stock                                             ($1,803)            ($2,519)           ($21,126)
                                                               ==============    ================    ================


Basic and diluted loss per common share:
   Loss before extraordinary charge                                   ($0.23)             ($0.26)             ($2.47)
   Extraordinary harge                                                  0.00               (0.05)              (0.17)
                                                               --------------    ----------------    ----------------
   Net loss                                                           ($0.23)             ($0.31)             ($2.64)
                                                               ==============    ================    ================
Weighted average shares outstanding (000s)                             8,000               8,000               8,000
                                                               ==============    ================    ================






                 See Notes to Consolidated Financial Statements

                 MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' (DEFICIT) EQUITY
                   (Dollars in thousands, except share data)


                                                                                               Retained
                                                              Additional                        Other
                                       Preferred    Common     Paid-in     Accumulated       Comprehensive
                                        Stock       Stock      Capital       Deficit            Income            Total
                                        -----       -----      -------       -------            ------            -----
December 31, 1995                          --          80      $131,951     ($117,859)              86           $14,258
Net loss                                                                      (21,126)                           (21,126)
Currency translation adjustment                                                                    (86)
                                     ----------   ----------  ---------     ----------         ----------       ---------
December 31, 1996                          --          80       131,951      (138,985)              --            (6,954)
Net loss                                                                       (2,519)                            (2,519)
                                     ----------   ----------  ---------     ----------         ----------       ---------
December 31, 1997                          --          80       131,951      (141,504)              --            (9,473)
Net loss                                                                       (1,646)                            (1,646)
Issuance of Series A Preferred Stock       --                    11,000                                           11,000
Issuance expenses on capital stock                                  (66)                                             (66)
Dividends on preferred stock                                                     (175)                              (175)
                                     ----------   ----------  ---------     ----------         ----------       ---------
December 31, 1998                          --          80       142,885      (143,307)              --              (342)
                                     ==========   ==========  =========     ==========         ==========       =========


                 See Notes to Consolidated Financial Statements


                                        MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                   (Dollars in thousands)


                                                                                         Year Ended December 31,
                                                                            --------------------------------------------------
                                                                                1998              1997               1996
                                                                            -------------     --------------     -------------

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss                                                                         ($1,628)          ($ 2,519)         ($21,126)
                                                                            -------------     --------------     -------------

Adjustments to reconcile net loss to net cash flows
   from operating activities:
      Depreciation and amortization                                                  830              1.640             2,777
      Loss (gain) on sale of businesses
         unsual item, net of income taxes                                         (1,148)               550             (9,892)
      Restructing charges                                                                                               23,600
      Extraordinary charges                                                           --                408              1,332
      Change in assets and liabilities:
         Decrease in receivables                                                   1,330              4,786             1,326
         Decrease (increase) in inventories                                         (368)             3 686            (1,705)
         (Decrease) increase in accounts payable and accrued expenses              3,399             (4,919)           (6,034)
         Payment of restructuring liabilities                                     (1,896)            (9,192)          (22,988)
         Other, net                                                                  712              1,734               822
                                                                            -------------     --------------     -------------
                                                                                   2,859             (1,307)          (10,762)
                                                                            -------------     --------------     -------------
Net cash flows from operating activities                                           1,231             (3,826)          (31,888)
                                                                            -------------     --------------     -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of businesses, net of cash sold of $391 and $394                   --              6,295            58,411
Release of escrow funds from the sale of a former operation                        1,282                 --                --
Capital expenditures, net                                                           (767)            (1,199)           (2,354)
Other, net                                                                            --                 --               (20)
                                                                            -------------     --------------     -------------
Net cash flows from investing activities                                             515              5,096            56,037
                                                                            -------------     --------------     -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net bank borrowings, net of fees                                                      --               (385)           (43,363)
Net (decrease) increase in borrowings from affiliates                             (1,664)            (1,730)            19,245
                                                                            -------------     --------------     -------------
Net cash flows from financing activities                                          (1,664)            (2,115)          (24,118)
                                                                            -------------     --------------     -------------

Net (decrease) increase in cash                                                       82               (845)               31
Cash at beginning of period                                                        1,123              1,968             1,937
                                                                            -------------     --------------     -------------
Cash at end of period                                                             $1,205             $1,123            $1,968
                                                                            =============     ==============     =============



                 See Notes to Consolidated Financial Statements

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)


1.       BACKGROUND AND BASIS OF FINANCIAL STATEMENT PRESENTATION

         Meridian Sports Incorporated ("Meridian", or the "Company") was formed in June 1994. As a result of an initial public offering of its common stock (the "IPO") in October 1994, the Company is a 65% indirectly owned subsidiary of MacAndrews & Forbes Holdings Inc. ("MacAndrews Holdings"), a corporation wholly-owned through Mafco Holdings Inc. (together with its affiliates, "MacAndrews & Forbes").

         On February 10, 1999, Meridian Sports Holdings Inc. ("Meridian Holdings") proposed a transaction to the Board of Directors of the Company pursuant to which Meridian Holdings would acquire all publicly held shares of the Meridian Common Stock at a price of $0.55 per share in cash. In light of the overlapping equity ownership between Meridian Holdings and the Company, Meridian Holdings requested that the Company form a special committee of independent directors to consider its proposal. In response to Meridian Holdings' proposal the Company formed a special committee of independent directors, to be chaired by Martin D. Payson.

         In September 1998, the Company, pursuant to an exchange agreement with RGI Group Incorporated, issued 11,000 shares of 6% Series A Perpetual Preferred Stock in exchange for an $11,000 reduction in the amount outstanding under the M&F Facility. The 6% Series A Perpetual Preferred Stock is convertible at the option of the holder into shares of the Company's common stock at a conversion price of $1.25 per share, subject to adjustment under certain conditions. At the Company's option, the 6% Series A Perpetual Preferred Stock is redeemable after September 25, 2001 at the liquidation preference of $1,000 per share plus any accrued and unpaid accumulated dividends.

         On October 8, 1997, the Company entered into and consummated an agreement with Johnson Worldwide Associates, Inc. ("JWA") pursuant to which JWA purchased certain assets and assumed certain liabilities of the Company's Soniform scuba equipment business ("Soniform") for approximately $1,756 (the "Soniform Sale"). The results of operations of Soniform are included in "Former operations" in the accompanying consolidated statements of operations for all periods presented through the date of the Soniform Sale.

         On July 31, 1997, the Company entered into and consummated an agreement with Earth and Ocean Sports, Inc. ("EOS") pursuant to which EOS purchased certain assets and assumed certain liabilities of the Company's O'Brien towable watersports business ("O'Brien"), for approximately $4,930 (the "O'Brien Sale"). The results of operations of O'Brien are included in "Former operations" in the accompanying consolidated statements of operations for all periods presented through the date of the O'Brien Sale.

         On May 31, 1996, the Company consummated a transaction with Brunswick Corporation ("Brunswick") pursuant to which Brunswick purchased certain assets and assumed certain liabilities of BW Sale Corp., formerly Boston Whaler, Inc. ("BW") for approximately $26,155 (the "BW Sale"). The results of operations of BW are included in "Former operations" in the accompanying consolidated statements of operations for all periods presented through the date of the BW Sale.

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)

         On January 31, 1996, the Company sold all of the capital stock of its wholly owned subsidiary Skeeter Products, Inc. ("Skeeter") to Yamaha Motor Corporation, U.S.A. ("Yamaha") for approximately $33,900 (the "Skeeter Sale"). The results of operations of Skeeter are included in "Former operations" in the accompanying consolidated statements of operations for all periods presented through the date of the Skeeter Sale.

         Meridian is a holding company that operates through its wholly owned subsidiary MasterCraft Boat Company ("MasterCraft"). MasterCraft is a designer, manufacturer and marketer of specialized ski boats targeted principally at boating and waterskiing enthusiasts.

2.      DISPOSALS OF BUSINESSES, UNUSUAL ITEM AND EXTRAORDINARY ITEMS

         At the end of 1998, the Company reevaluated the outstanding reserves established for the restructuring of its personal watercraft business ("WetJet"). This resulted in the recognition of $1,387 of pre-tax income. Additionally, the Company recorded a $239 charge relating to previously sold operations due to increases in product liability and workers compensation estimates.

         On October 8, 1997, the Company entered into and consummated an agreement with JWA pursuant to which JWA purchased certain assets and assumed certain liabilities of the Company's Soniform scuba equipment business for approximately $1,756. The Soniform Sale resulted in a pre-tax loss of approximately $750. The proceeds of the Soniform Sale were used to repay indebtedness of the Company under the M&F Facility, as hereafter defined. In connection with the Soniform Sale, the Company entered into a lease with JWA, pursuant to which it will lease the Soniform manufacturing facility to JWA for a minimum one-year period for $80.

         On July 31, 1997, the Company entered into and consummated an agreement with EOS pursuant to which EOS purchased certain assets and assumed certain liabilities of the Company's O'Brien towable watersports business, for approximately $4,930. The O'Brien Sale resulted in a pre-tax gain of approximately $200. The proceeds of the O'Brien Sale were used to permanently repay indebtedness of the Company under a credit agreement with a bank entered into in March 1997 (the "O'Brien Credit Agreement") and to repay other indebtedness under the M&F Facility, as hereafter defined. In connection with the permanent repayment of borrowings under the O'Brien Credit Agreement, the Company recorded an extraordinary charge of $408 to write off all related deferred financing costs.

         On May 31, 1996, the Company consummated a transaction with Brunswick pursuant to which Brunswick purchased certain assets and assumed certain liabilities of BW for $26,155, of which $1,250 was held in escrow through May 1998. The proceeds of the BW Sale were used to repay indebtedness of the Company. The BW Sale resulted in a pre-tax gain of $4,900. The Company also recorded, in 1996, a valuation adjustment of $1,339 related to O'Brien. Due to the permanent commitment reduction in 1996 under the Company's then existing credit agreement with a group of banks (the "Company Credit Agreement") as a result of the Skeeter Sale and BW Sale, the Company recorded an extraordinary charge of $1,332 to writeoff all remaining deferred financing costs. In January 1997, the Company Credit Agreement was terminated and all collateral thereunder was released.

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)

         On January 31, 1996, the Company sold Skeeter to Yamaha pursuant to a Stock Purchase Agreement by and between Yamaha and the Company for approximately $33,900. The proceeds of the Skeeter Sale were used to repay indebtedness of the Company. The Skeeter Sale resulted in a pre-tax gain of $13,289, net of a goodwill writeoff of $10,094.

3.       RESTRUCTURING

         In 1995, the Company recorded a provision for the then estimated cost of the restructuring of its personal watercraft business ("WetJet"). In 1996, the Company recorded additional provisions to reflect revisions to its earlier cost estimates due, in part, to (i) unanticipated delays in implementing the restructuring program and (ii) a longer than anticipated period of time required to complete the execution of the restructuring program. Such additional time requirements coincided with a general deterioration in the overall market for personal watercraft and resulted in the Company's offering of more costly incentives to facilitate the sell-through of product in retail dealer inventories. The Company recorded charges in cost of sales of $18,200 in 1996, which include: (i) writedowns of inventory to estimated net realizable value;
(ii) provisions for expected warranty costs on models sold; and (iii) writedowns of tooling and equipment to estimated net realizable value. Additionally, the Company recorded charges in selling, general and administrative expenses of $3,800 in 1996, which include: (i) provisions for expected costs to ensure sell-through of products in retail dealers inventories; (ii) writedowns of accounts receivable to estimated net realizable value; and (iii) estimated costs of litigation related to the personal watercraft business. In 1997, the Company substantially completed the program and no further charges were recorded in connection with such program. At the end of 1998, the Company reevaluated the outstanding reserves established for the restructuring of its personal watercraft business ("WetJet"). This resulted in the recognition of $1,387 of pre-tax income. The Company no longer manufactures personal watercraft. There can be no assurance the WetJet liabilities can be satisfied within the reserves established.

         In 1996, the Company recorded in selling general and administrative expenses, a one-time charge of $1,600 comprised primarily of severance costs related to the restructuring of its headquarters office. All liabilities for the headquarters restructuring were paid as of December 31, 1997.

4.       SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation:

         The consolidated financial statements include the accounts of the Company and its subsidiaries after elimination of all material intercompany accounts and transactions.

         Revenue Recognition:

         The Company recognizes net sales upon shipments of merchandise when title and all other incidents of ownership transfer have been completed. Net sales are comprised of gross sales less expected customer returns and allowances.

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)


         Financial Instruments with Off-Balance-Sheet Risk:

         Outstanding letters of credit aggregated approximately $890 and $3,342 at December 31, 1998 and 1997, respectively. Portions of the letters of credit in 1997 were cash collateralized in the amount of $1,745. Trade receivables for boats sold to dealers are generally collateralized by the related boat inventory or letters of credit. Sales made through floor plan arrangements transfer substantially all credit risk to the financing entity.

         Concentrations of Credit Risk:

         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade receivables. Credit risk on trade receivables is minimized as a result of the Company's floor plan arrangements, the use of trade letters of credit and the large and diversified nature of the Company's customer base, which includes customers located throughout the entire United States as well as several international customers.

         Fair Value of Financial Instruments:

         The carrying amount of the Company's debt approximates its fair value.

         Property, Plant and Equipment:

         Property, plant and equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful lives of three to forty years. Leasehold improvements are amortized over their estimated useful lives or terms of the leases, whichever is shorter. Repairs and maintenance are charged to operations as incurred, and expenditures for additions and improvements are capitalized.

         Stock-Based Compensation:

         Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to account for stock-based compensation plans using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at date of the grant over the amount an employee must pay to acquire the stock.

         Income Taxes:

         The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws.

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)


         Floor Plan Reimbursement Costs:

         The Company may enter into various programs whereby it agrees to reimburse its dealers for certain floor plan interest costs incurred by such dealers for limited periods of time, in accordance with industry practice. Such costs are included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

         Research and Development:

         Research and development expenditures are expensed as incurred. The amounts charged against operations for the years ended December 31, 1998, 1997 and 1996 were $1,623, $1,883, and $1,795, respectively.

         Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

         The accruals established for the WetJet restructuring are based on management's estimates of the costs of the restructuring programs. The restructuring programs are substantially complete. There can be no assurance that the programs will be completed within the reserves established.

5.       INVENTORIES

         Inventories are valued at the lower of cost or market. Inventory costs are determined principally by the last-in, first-out ("LIFO") method. Inventories consisted of the following:


                                                                                     December 31,
                                                                           --------------------------

                                                                              1998              1997
                                                                           ----------        ---------
Raw material and supplies..............................................      $4,789           $3,394
Work-in-process........................................................       1,462              753
Finished goods.........................................................       3,583            4,781
                                                                              -----            -----
                                                                              9,834            8,928
Less: Lifo allowance...................................................        (876)            (888)
                                                                            --------          -------
                                                                             $8,958           $8,040
                                                                             ======           ======

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)

6.       PROPERTY, PLANT AND EQUIPMENT, NET

        Property, plant and equipment, net consisted of the following:

                                                                                            December 31,
                                                                                        -----------------------
                                                                                        1998             1997
                                                                                        ----             ----
             Land .........................................................             $622              $622
             Buildings and improvements....................................            5,165             5,072
             Machinery and equipment   ....................................            5,325             4,651
                                                                                      -------            ------
                                                                                      11,112            10,345
             Accumulated depreciation......................................           (4,459)           (3,629)
                                                                                     --------         ---------
                                                                                      $6,653            $6,716
                                                                                      ======            ======


         Depreciation expense was $830, $1,587 and $2,527 for the years ended December 31, 1998, 1997 and 1996, respectively.

7.       ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

         Accrued expenses and other current liabilities consisted of the following:


                                                                                            December 31,
                                                                                    --------------------------
                                                                                    1998                1997
                                                                                    ----                ----
         Insurance retentions..........................................             $2,232              $2,254
         Advertising and promotion.....................................              1,422               1,567
         Warranty......................................................              1,298               1,056
         Compensation and related accruals.............................                589                 870
         Pension plans.................................................                735                 541
         Interest......................................................                162                 170
         State income and other taxes..................................                136                 149
         Payable to affiliates.........................................                 86                 188
         WetJet product sell-through...................................                 --                 510
         Other.........................................................                570                 817
                                                                                  --------              ------
                                                                                    $7,230              $8,122
                                                                                    ======              ======


                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)


8.      LONG-TERM DEBT

        Long-term debt consisted of the following:


                                                                                            December 31,
                                                                                    --------------------------
                                                                                    1998                1997
                                                                                    ----                ----
         M&F Facility (a)(b)...........................................             $5,092             $17,515
                                                                                    ------             -------
                                                                                     5,092              17,515
         Less:  Current portion........................................              5,092                  --
                                                                                    ------           ---------
                                                                                  $     --             $17,515
                                                                                  ========             =======

--------------------
(a) In March 1997, the Company entered into a credit agreement with an affiliate (as amended, the "M&F Facility") to refinance existing borrowings from affiliates, to finance the operations, including seasonal working capital needs and restructuring liabilities of the Company. The M&F Facility originally provided for borrowings on a revolving basis of up to $30,000. In connection with the Exchange Agreement in September 1998, the M&F Facility was amended to reduce the M&F Facility commitment to $9,000. The M&F Facility bears interest at the prime rate, as defined, plus 1% (8.75% at December 31, 1998) and matures at December 1, 1999. Loans under the M&F Facility are guaranteed by the subsidiaries of the Company and a pledge of Cherokee Cove. Borrowings outstanding under the M&F Facility are required to be prepaid with the net cash proceeds of the sales of any subsidiaries of the Company. The commitment under the M&F Facility shall be reduced by such required prepayments. The M&F Facility contains a minimum net worth covenant. The M&F Facility contains typical events of default including change of control, material adverse change and non-payment of obligations.

(b) In September 1998, the Company, pursuant to an exchange agreement with RGI Group Incorporated, issued 11,000 shares of 6% Series A Perpetual Preferred Stock in exchange for an $11,000 reduction in the amount outstanding under the M&F Facility. The 6% Series A Perpetual Preferred Stock is convertible at the option of the holder into shares of the Company's common stock at a conversion price of $1.25 per share, subject to adjustment under certain conditions. At the Company's option, the 6% Series A Perpetual Preferred Stock is redeemable after September 25, 2001 at the liquidation preference of $1,000 per share plus any accrued and unpaid accumulated dividends.

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)

9.       INCOME TAXES

         The Company files separate income tax returns. The Company has recorded a provision (benefit) for income taxes as follows:

                                                                            Year Ended December 31,
                                                                    -----------------------------------------
                                                                    1998              1997             1996
                                                                    ----              ----             ----
         Current:
              Federal.........................................   $       --         $      --      $      --
              State and local.................................           --                --          1,147
              Foreign.........................................           --                --             --
                                                                 ----------         ---------      ---------
                                                                         --                --          1,147
                                                                 ----------         ---------        -------
         Deferred:
              Federal.........................................           --                --          5,811
              State and local.................................           --                --             --
                                                                 ----------         ---------      ---------
                                                                $        --        $       --         $6,958
                                                                ===========        ==========         ======


         During 1998 and 1997, the Company incurred a loss for which it has not recorded a tax benefit as the Company is not assured it will be able to realize a benefit for such loss in the future.

         During 1996, the Company recorded a valuation allowance against previously recorded deferred tax assets and a provision for state and local income taxes related to the gains arising from the Skeeter Sale and BW Sale.

         At December 31, 1998, the Company had net operating loss carryforwards of approximately $47,396 expiring in the years 2005 through 2013. Certain loss carryforwards are subject to certain limitations under the separate return limitation year ("SRLY") rules. The effect of the SRLY rules is to limit the utilization of these losses to the separate income of the subsidiaries of the Company after October 19, 1994. As a result, the Company may have taxable income in future years that cannot be offset by these net operating loss carryforwards.

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)

         Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The approximate effect of temporary differences as of December 31, 1998 and 1997 were as follows:


                                                                           December 31,
                                                                      ---------------------------
                                                                      1998               1997
                                                                      ----               ----
         Deferred tax assets:
             Net operating loss carryforwards.................        $18,180           $15,638
             Doubtful accounts................................            136               156
             Reserve for self insurance & warranty costs......          1,042             1,467
             Postretirement benefits and pension liabilities..            480               453
             Other restructuring reserves.....................            447             1,253
             Other, net.......................................            345             1,024
                                                                        -----          --------
                 Total deferred tax assets....................         20,630            19,991
             Valuation allowance..............................        (20,276)          (19,637)
                                                                      --------         ---------
                  Deferred tax asset, net.....................            354               354

         Deferred tax liabilities:
              Fixed assets....................................            354               354
                                                                    ---------         ---------
              Total deferred tax liability ...................            354               354
                                                                    ---------         ---------
                Net deferred tax asset (liability)............     $        0        $        0
                                                                   ==========        ==========


         The difference between the Company's effective tax rate and the Federal statutory rate is reconciled below:


                                                                            Year Ended December 31,
                                                                      --------------------------------------
                                                                       1998           1997             1996
                                                                       ----           ----             ----
             Benefit at statutory rate.........................       (35.0)%         (35.0)%          (35.0)%
             Nondeductible amortization........................          --              --             39.4
             State and local taxes, net........................          --              --              5.8
             Increase in valuation allowance...................        33.7            32.8             44.0
             Other.............................................         1.3             2.2               --
                                                                      ------          -----            -----
             Effective tax rate provision (benefit)............         0.0%            0.0%           54.2%
                                                                      =====            ======          =====

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)


10.      PAYABLES TO AFFILIATES AND OTHER RELATED PARTY TRANSACTIONS

         The Company relies upon borrowings from affiliates and operating cash flow to fund its liquidity needs. Interest expense on such borrowings from affiliates was $1,143 and $1,912 for the years ended December 31, 1998 and 1997, respectively and is included in interest and related amortization expense in the consolidated statement of operations. In March 1997 the Company entered into the M&F Facility with an affiliate.

         On February 10, 1999, Meridian Sports Holdings Inc. ("Meridian Holdings") proposed a transaction to the Board of Directors of the Company pursuant to which Meridian Holdings would acquire all publicly held shares of the Meridian Common Stock at a price of $0.55 per share in cash. In light of the overlapping equity ownership between Meridian Holdings and the Company, Meridian Holdings requested that the Company form a special committee of independent directors to consider its proposal. In response to Meridian Holdings' proposal the Company formed a special committee of independent directors, to be chaired by Martin D. Payson.

         In September 1998, the Company, pursuant to an exchange agreement with RGI Group Incorporated, issued 11,000 shares of 6% Series A Perpetual Preferred Stock in exchange for an $11,000 reduction in the amount outstanding under the M&F Facility. The 6% Series A Perpetual Preferred Stock is convertible at the option of the holder into shares of the Company's common stock at a conversion price of $1.25 per share, subject to adjustment under certain conditions. At the Company's option, the 6% Series A Perpetual Preferred Stock is redeemable after September 25, 2001 at the liquidation preference of $1,000 per share plus any accrued and unpaid accumulated dividends.

         The Company and certain affiliates of MacAndrews & Forbes are afforded coverage under selected common insurance policies obtained by MacAndrews & Forbes. The Company reimburses MacAndrews & Forbes its allocable portion of the cost of this insurance coverage. At December 31, 1998 and 1997, the Company owed $86 and $188, respectively, to MacAndrews & Forbes for services and out-of-pocket expenses. The Company purchases from and sells products to an affiliate on an arms-length basis. These amounts are not, in the aggregate, material.

         MacAndrews & Forbes, certain of its affiliates and the Company are parties to a tax indemnification agreement (the "Tax Indemnification Agreement"). Pursuant to the Tax Indemnification Agreement, MacAndrews & Forbes will indemnify the Company, on an after-tax basis, against (i) any liability to the Internal Revenue Service for any consolidated federal income taxes of the Company for any period (or portion thereof) beginning on or after April 28, 1989 and ending on or before the date of the IPO, (ii) any liability to a state or local taxing authority for any combined state and local income taxes of the Company for any period (or portion thereof) beginning on or after April 28, 1989 and ending on or before the date of the IPO, to the extent such taxes arise in any return in which the Company or any affiliate thereof filed a combined return with MacAndrews & Forbes or any MacAndrews & Forbes affiliate, and (iii) any liability to the Internal Revenue Service or a state or local taxing authority, as the case may be, for any consolidated federal or combined state or local income taxes incurred by the Company as a result of the Company or any affiliate thereof being part of any consolidated or combined tax return with MacAndrews & Forbes or any MacAndrews & Forbes affiliate.

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)

11.      EMPLOYEE BENEFIT PLANS

Pension Plans:

         The Company maintains pension and other retirement plans in various forms covering employees of the Company who meet eligibility requirements. The salaried retirement plan is a non-contributory defined benefit plan and provides benefits based on a formula of each participant's final average pay and years of service. The hourly pension plan is a non-contributory defined benefit plan and contains a flat benefit formula. The salaried and hourly plans provide reduced benefits for early retirement and the salaried plan takes into account offsets for Social Security benefits. The Company's policy is generally to contribute annually the minimum amount required pursuant to the Employee Retirement Income Security Act, as amended. Under certain circumstances, the Company may make additional contributions to the pension plans up to the maximum deductible amounts for income tax purposes.

         The Skeeter Sale and the transfer of assets and related liabilities to plans established in 1996 resulted in one of the Company's plans having assets in excess of accumulated benefits as of December 31, 1996. The Skeeter Sale resulted in a curtailment of the pension plans that reduced the projected benefit obligation by $479, which was recorded in unrecognized net loss. The O'Brien Sale and Soniform Sale together resulted in a curtailment of the pension plans that reduced the projected benefit obligation by $777, which was primarily recognized in loss on sale of businesses.

         The following tables reconcile the funded status of the Company's pension plans in 1998 and 1997 with the amount recognized in the Company's consolidated balance sheets as of the dates indicated.

                                                           December  31,
                                                   -----------------------------
                                                        1998             1997
                                                    -----------      -----------
                                                       Assets         Assets
                                                      Exceed          Exceed
                                                    Accumulated     Accumulated
                                                      Benefits        Benefits
                                                   -------------    ------------
Actuarial present value of benefit obligation:
Accumulated benefit obligation, includes vested
       benefits of $3,154 in 1998 and
       $2,649 in 1997..........................      ($3,553)         ($2,960)
                                                     ========         ========
Projected benefit obligation for service
       rendered to date........................      ($4,319)         ($3,749)
Plan assets at fair value......................        4,119            3,926
                                                       -----           ------
Plan assets in excess of (less than)
       projected benefit obligation............         (200)             177
Unrecognized prior service cost................           (8)              (8)
Unrecognized net gain..........................         (527)            (710)
                                                      -------        ---------
Net pension liability..........................        ($735)          ( $541)
                                                       ======          =======

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)

         The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.50% as of December 31, 1998 and 1997. The rate of increase in future compensation levels reflected in such determination was 5% as of December 31, 1998 and 1997. The expected long-term rate of return on assets was 9% as of December 31, 1998, 1997 and 1996. Plan assets are primarily invested in U.S. government securities, corporate bond and equity funds and money market investments. Unrecognized items are amortized over the estimated remaining service lives of active employees.

         Net pension expense before curtailment gains for the Company's pension plans in 1998, 1997 and 1996 includes the following components:


                                                                              Year Ended December 31,
                                                                       -------------------------------------
                                                                       1998           1997           1996
                                                                       ----           ----           ----
       Service cost-benefits attributed to
             service during the year..........................          $271          $370             $543
       Interest cost on projected
             benefit obligation...............................           286           287              322
       Actual return on plan assets...........................          (345)         (437)            (262)
       Net amortization and deferrals.........................           (33)          126              115
                                                                        -----         ----             ----
       Net pension expense before curtailment
             gains............................................          $179          $346             $718
                                                                        ====          ====             ====

SAVINGS PLAN:

         The Company maintains employee savings plans under Section 401(k) of the Internal Revenue Code. These plans cover substantially all of the Company's full-time U.S. employees and allow employees to contribute a portion of their salary to the plans. The Company matches employee contributions at predetermined rates. Amounts charged to expense for matching contributions were $86, $114 and $298 for the years ended December 31, 1998, 1997 and 1996, respectively.

STOCK OPTION PLAN:

         The Company adopted the Meridian Sports Inc. 1994 Stock Option Plan (the "Stock Option Plan") prior to the effectiveness of the IPO. The Company applies APB Opinion No. 25 and related Interpretations in accounting for the Stock Option Plan. Under APB Opinion No. 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost has been recognized. Had compensation cost for the Stock Option Plan been determined consistent with SFAS No. 123, the effect would not be significant.

         Under the terms of the Stock Option Plan, incentive stock options ("ISOs") may be granted to key employees of the Company and any of its affiliates from time to time. Such options vest ratably over three or four-year periods. The aggregate number of shares of common stock as to which options and rights may be granted under the Stock Option Plan may not exceed 500,000.

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)


         The following table summarizes the stock option transactions under the Stock Option Plan:


                                                                                       Option Price
                                                                    Shares             per share ($)
                                                                    ------             -------------
Options outstanding at December 31, 1995.................           167,250               11.00
     Granted.............................................            50,000                3.50
     Canceled............................................          (149,750)              11.00
                                                                   ---------
Options outstanding at December 31, 1996.................            67,500                3.50--11.00
     Granted.............................................           125,000                0.75
     Canceled............................................           (53,000)               3.50-11.00
                                                                   ---------
Options outstanding at December 31, 1997.................           139,500                0.75-11.00
     Granted.............................................                --                0.00
     Canceled............................................           (24,500)               0.75-11.00
                                                                   ---------
Options outstanding at December 31, 1998.................           115,000                0.75
                                                                    =======



       Of such options, 38,334 were exercisable at December 31, 1998, 10,875 were exercisable at December 31, 1997 and 25,417 were exercisable at December 31, 1996. The weighted average remaining contractual life of the options outstanding was approximately 9.0 years, 9.4 years and 8.9 years at December 31, 1998, 1997 and 1996, respectively. The weighted average fair value of options granted during 1998 and 1997 was approximately $0 and $84, respectively.

12.      COMMITMENTS AND CONTINGENCIES

         In 1996, an action known as Shelton Smith, on behalf of himself and others similarly situated v. Sunchaser Marine, MasterCraft Boat Company, Inc., WetJet, A Division of MasterCraft and Meridian Sports Incorporated, was brought in the 207th District Court of Comal County, Texas by Shelton Smith on behalf of himself and a putative nationwide class of WetJet personal watercraft consumers. This case was settled during the second quarter of 1998.

         The Company currently leases manufacturing and sales facilities and various types of equipment under operating lease agreements expiring through 2033. Rental expense was $324, $472, and $592 for the years ended December 31, 1998, 1997 and 1996, respectively. Minimum rental commitments under all noncancellable operating leases with remaining lease terms in excess of one year from December 31, 1998, was approximately $1,221; such commitments for each of the five years subsequent to December 31, 1998 are $155, $38, $32, $32 and $32 respectively.

         Under certain conditions, the Company is also obligated to repurchase new inventory repossessed from distributors by financial institutions that provide credit to boat dealerships and distributors. Such inventory is generally resold to other customers of the Company, without a significant effect on the results of operations of the Company. The contingent obligation of the Company under such floorplanning agreements aggregated approximately $19,000 and $27,000 at December 31, 1998 and 1997, respectively.

                  MERIDIAN SPORTS INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (Dollars in thousands, except share data)

         The Company and MacAndrews Holdings are involved in certain claims and legal actions arising in the ordinary course of business, including environmental matters. In the opinion of management, the ultimate disposition of these matters is not expected to have a material adverse effect on the Company's consolidated financial condition or results of operations. The Company has entered into a cross-indemnification agreement with MacAndrews Holdings pursuant to which it will indemnify Holdings against all liabilities related to businesses transferred to the Company, and MacAndrews Holdings will indemnify the Company against all liabilities of MacAndrews Holdings other than liabilities related to the businesses transferred to the Company.

13.      CASH FLOW REPORTING

         The Company uses the indirect method to report cash flows from operating activities. Interest paid for the years ended December 31, 1998, 1997 and 1996 was approximately $1,143, $2,119 and $1,745, respectively. Income taxes paid were $53, $281 and $122 for the years ended December 31, 1998, 1997 and 1996, respectively.

14.      PREFERRED STOCK

         The Company has authorized 10,000,000 shares of preferred stock, par value $0.01 per share. The Company's Certificate of Incorporation authorizes the Board of Directors to provide for the issuance of a series of preferred stock, to establish the number of shares of each such series and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

         In September 1998, the Company, pursuant to an exchange agreement with RGI Group Incorporated, issued 11,000 shares of 6% Series A Perpetual Preferred Stock in exchange for an $11,000 reduction in the amount outstanding under the M&F Facility. The 6% Series A Perpetual Preferred Stock is convertible at the option of the holder into shares of the Company's common stock at a conversion price of $1.25 per share, subject to adjustment under certain conditions. At the Company's option, the 6% Series A Perpetual Preferred Stock is redeemable after September 25, 2001 at the liquidation preference of $1,000 per share plus any accrued and unpaid accumulated dividends. Dividends paid on the 6% Series A Perpetual Preferred Stock in the fourth quarter were $175.

15.     EARNINGS PER COMMON SHARE

         During the fourth quarter of 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share", the effect of which was not significant.

         Basic and diluted earnings per common share has been computed by dividing loss after deduction of preferred stock dividends by the average number of common and dilutive equivalent shares outstanding and is based on 8,000,000 weighted average shares outstanding for the years ended December 31, 1998, 1997 and 1996, respectively. The effect of the outstanding stock options and the dilutive effects of a preferred stock conversion is anti-dilutive for each of the periods presented as the Company reported net losses for such periods.

                          MERIDIAN SPORTS INCORPORATED
                       VALUATION AND QUALIFYING ACCOUNTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)



                                                          -----------------------------
                                                                    Additions
                                                          -----------------------------
------------------------------------------- ------------- --------------- ------------- ---------------- --------------
                                                               (1)            (2)
                                             Balance at     Charged to     Charged to                     Balance at
               Description                   beginning      costs and        other        Deductions          end
                                              of year       expenses *      accounts          **            of year

------------------------------------------- ------------- --------------- ------------- ---------------- --------------
Year ended December 31, 1996:

Allowance for Doubtful Accounts                $2,681         $1,165           $0           $1,268          $2,578


Year ended December 31, 1997:

Allowance for Doubtful Accounts                $2,578          $210            $0           $2,387           $401


Year ended December 31, 1998:

Allowance for Doubtful Accounts                 $401           $60             $0            $111            $350



------------------
* Includes $100 of restructuring charges related to the personal watercraft business in 1996.

** The allowance for doubtful accounts was reduced by $364 in 1997 as a result of the O'Brien Sale and the Soniform Sale and by $540 in 1996 as a result of the Skeeter Sale and the BW Sale.